Exhibit 10.2

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (this “Agreement”) is entered into between Andrés Meza (“Executive”) and American Battery Technology Company, a Nevada corporation (the “Company”).

RECITALS

A. Executive is currently employed by the Company as its Chief Operating Officer;

B. Executive has provided notice to the Company that he wishes to voluntarily resign his employment, effective September 1, 2024 (the “Resignation Date”);

C. The Company has agreed to accept Executive’s resignation from the Company on the Resignation Date; and

D. The Company and Executive have discussed the terms and conditions of Executive’s resignation and they have reached an amicable agreement regarding Executive’s separation from the Company’s employ, and the parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the parties have to one another.

NOW THEREFORE, in recognition of Executive’s service with the Company, and in consideration of the mutual understandings, promises, releases, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereby voluntarily agree as follows:

AGREEMENT

In consideration of the mutual promises, payments, and benefits between Executive and the Company, including those provided for in the Offer Letter between the Company and Executive dated January 3, 2023 (the “Offer Letter”), the Company and Executive agree to the terms of this Resignation and General Release Agreement (“Agreement”). Capitalized terms used and not defined in this Agreement shall have the meanings assigned thereto in the Offer Letter.

1.	In consideration for Executive consenting to the terms of this Agreement and executing of said Agreement, the Company will pay Executive accrued but unpaid cash salary owed to Executive through the Resignation Date, minus applicable taxes, and reimbursement for any legitimate business expenses submitted by Executive to Company pursuant to its regular reimbursement policies no later than the Resignation Date. Additionally, any already-awarded but unvested equity compensation shall continue to vest on schedule through ninety (90) days after the Resignation Date. Executive forfeits any other form of compensation, including but not limited to equity compensation not scheduled to vest within ninety (90) days after the Resignation Date. Any vested but unexercised options or warrants shall expire as set forth in each such instrument, and this Agreement shall not cause an earlier expiration of such instruments. Any cash bonus amounts that the Company owes to Executive shall be paid, minus all applicable withholding taxes, within ten (10) business days after the Resignation Date. Finally, the Company will reimburse Executive for six (6) months of COBRA coverage, so long as Executive submits receipts for such coverage to Company pursuant to its regular reimbursement policies no later than March 31, 2025. Additionally, Executive agrees to return Company property, as described in Section 7 of the Offer Letter, by the Resignation Date.

Additionally, Executive shall receive an additional amount equal to twelve (12) months’ cash salary from the Resignation Date, minus all applicable withholding taxes, which shall be paid in regular installments as if Executive had remained a Company employee after the Resignation Date. The foregoing salary continuation shall constitute all payments owed to Executive under the Company’s twelve (12) month Option Noncompete Period set forth in the Offer Letter related to the Company’s right to prohibit employment or business activity that violates Restrictive Covenants or any other noncompete restrictions in the Offer Letter. The foregoing salary continuation shall cease immediately upon Executive’s acceptance of, and the Company’s express written consent to, new employment or Executive’s initiation of activity to form a new business or enterprise.1 As such, and without limitation, Executive expressly acknowledges that he continues to be bound by, among other things, the covenants set forth in Sections 4 and 5 of the Offer Letter, including Sections 4.2 and 5.4, and Executive will promptly provide the Company with notice of such potential new employment or business activity.

The Company shall have no further liability or obligation to pay Executive other than as described above.

Executive acknowledges that he is under no obligation to consent to the terms of this Agreement and that Executive has entered into this Agreement freely and voluntarily.

2.	In consideration of the payment and payment benefits described above and the Company’s release set forth in paragraph 7 of this Agreement, Executive voluntarily, knowingly, and willingly releases and forever discharges the Company and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees, insurers, attorneys, and agents, and each of its and their predecessors, successors, and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall, or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Agreement by Executive. For the avoidance of doubt this includes any claims Executive might have to any alleged compensation due to him prior to the execution of this Agreement, with the sole exception of his final paycheck, equity scheduled to vest within ninety (90) days of the Resignation Date, and any other payment or benefits described in paragraph 1 above. The release being provided by Executive in this Agreement includes, but is not limited to, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Occupational Health & Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, Title 53 of the Nevada Revised Statutes, or pursuant to any other applicable federal, state, or local law or legislation governing or related to his employment or other engagement with the Company. In no event shall this Release apply to Executive’s right, if any, to indemnification, under Executive’s Offer Letter or otherwise, that is in effect on the date he signs this Agreement and, if applicable, to the Company’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

1 The Company stipulates and agrees that Executive may take occasional employment in the public interest working, with the Company’s advance written consent, on behalf of the government or non-profit entities on a limited basis, such as in the capacity of a poll worker, that has an hourly compensation component, so long as the total compensation received by Executive is less than $1,000.

3.	Executive acknowledges and agrees that he shall not, directly, or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.	Except as otherwise provided herein, nothing herein shall be deemed to release: (i) any of Executive’s or the Company’s continuing rights under the Offer Letter; or (ii) any claims that may arise after this Agreement is executed.

5.	If Executive commits a breach of this Agreement or any continuing obligation listed in his Offer Letter, the Company may, in addition to any other remedies it may have, and subject to any limitation set forth in paragraph 7 below, (a) reclaim any amounts paid to Executive under this Agreement or the Offer Letter or terminate any benefits or payments that are later due under this Agreement or the Offer Letter, and (b) in its sole discretion, declare any and all releases and waivers by the Company within this Agreement null and void.

6.	The Company agrees that its officers and directors as of the Resignation Date shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Executive, unless required by law or Court order. Likewise, Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its officers and directors as of the Resignation Date. The Parties acknowledge that the foregoing provisions apply to any and all forms of social media postings. Notwithstanding the foregoing, nothing in this Agreement prevents Executive or any other person from discussing or disclosing factual information about unlawful acts in the workplace, such as harassment or any other conduct that Executive or that other person has reason to believe is unlawful. In addition, nothing in this paragraph or in this Agreement alters Executive’s obligations to protect and to not disclose the Company’s trade secret, proprietary and confidential information, whether defined by Executive’s Offer Letter, another agreement, or the operative law.

7.	In consideration of Executive’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release (i) any claim the Company has against Executive for any illegal conduct or arising out of any illegal conduct, (ii) any recovery of incentive compensation paid to Executive pursuant to the Dodd-Frank Wall Street and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, rules, regulations and listing standards promulgated thereunder, or Company policies implementing the same as may be in effect from time to time, or (iii) any violations or breaches of the obligations and/or duties of Executive in the Offer Letter discovered by the Company on or before one year following Executive’s execution of this Agreement. In the event of (iii), Executive shall be required to return to Company 90% of the payment and payment benefits described and provided herein.

8.	Executive acknowledges that he has carefully read and fully understands all the provisions and effects of the Offer Letter and this Agreement. Executive also acknowledges that the Company, by this paragraph 8 and elsewhere, has advised him to consult with an attorney of his choice prior to signing this Agreement. Executive represents that, to the extent he desires, he has had the opportunity to review this Agreement with an attorney of his choice.

9.	Executive understands that, as required by the ADEA, he has been given twenty-one (21) calendar days from the day that he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign it. Executive further understands that if he signs this Agreement before the end of the twenty-one (21) calendar day period, it will be his personal and voluntary decision to do so. This Agreement may only be accepted during the aforesaid twenty-one (21) day period. In addition, as required by the ADEA, Executive may revoke this Agreement within seven (7) calendar days after the date he signed it. Any revocation shall be in writing and delivered to the attention of Bret Meich. This Agreement shall not become effective, therefore, until Executive has executed the Agreement and the seven (7) calendar day revocation period has expired without revocation by him.

10.	In the event any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(signature page immediately follows)

THIS IS A RELEASE — READ CAREFULLY BEFORE SIGNING

Dated: 08/23/2024	/s/ Andrés Meza
Andrés Meza

AMERICAN BATTERY TECHNOLOGY COMPANY

Dated: 08/26/2024	/s/ Ryan Melsert
Ryan Melsert, Chief Executive Officer